AGREEMENT OF MERGER

         THIS AGREEMENT OF MERGER (hereinafter, this "AGREEMENT") dated February 28, 1996 by and among Proler Merger, Inc., a Delaware corporation ("PROLER MERGER"), Proler International Corp., a Delaware corporation ("PROLER INTERNATIONAL"), and Proler Successor, Inc., a Delaware corporation ("PROLER SUCCESSOR");

                              W I T N E S S E T H:

         WHEREAS, Proler International wishes to reorganize its corporate structure into a "holding company" structure consisting of a publicly-traded holding company and wholly-owned direct and indirect subsidiaries of such holding company; and

         WHEREAS, in connection with this reorganization: (i) Proler International has formed Proler Successor, a Delaware corporation, as a direct wholly-owned subsidiary of Proler International; (ii) Proler Successor has formed Proler Steel, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Proler Successor ("PROLER STEEL"); and (iii) Proler Steel has formed Proler Merger, a Delaware corporation and a direct wholly-owned subsidiary of Proler Steel; and

         WHEREAS, Proler International intends to merge with Proler Merger pursuant to ss.251(g) of the Delaware General Corporation Law (the "DGCL"), with Proler International as the survivor of such merger, and with stockholders of Proler International receiving shares of Proler Successor in exchange for their shares in Proler International; and

         WHEREAS, as a result of such merger (hereinafter, the "MERGER"), Proler Successor would become a publicly traded "holding company", and Proler International would become a wholly-owned indirect subsidiary of Proler Successor;

         NOW, THEREFORE, in consideration and furtherance of the foregoing, the parties hereto agree as follows:

                                   ARTICLE I.

                                   THE MERGER

         1.1 MERGER OF PROLER MERGER WITH PROLER INTERNATIONAL. Pursuant to ss.251(g) of the DGCL, and in accordance with and subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined) the following shall be deemed to occur simultaneously:

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         (a)      Proler International shall merge with Proler Merger, with
                  Proler International to be the surviving corporation of the Merger (the "SURVIVING CORPORATION"), such that as a result of the Merger, Proler International shall become an indirect wholly-owned subsidiary of Proler Successor;

         (b) In connection with the Merger, the name of the Surviving Corporation shall become "JOINT VENTURE OPERATIONS, INC.";

         (c) The stockholders of Proler International shall receive, in the manner set forth in ARTICLE IV, shares of capital stock of Proler Successor in exchange for their shares of capital stock of Proler International, and as a result of such exchange shall become stockholders of Proler Successor (hereinafter referred to as the "HOLDING COMPANY");

         (d) In connection with the Merger, the Certificate of Incorporation of Holding Company shall be amended to change the name of the Holding Company to "PROLER INTERNATIONAL CORP.";

         (e) The separate existence of Proler Merger as a Delaware corporation shall terminate, and at that time and to the fullest extent provided under the laws of the State of
                  Delaware: (i) the Surviving Corporation shall, without further act or deed, possess all of the rights, privileges, powers, and franchises of public and private nature, and be subject to all of the restrictions, disabilities and duties of Proler Merger; (ii) the Surviving Corporation shall, without further act or deed, possess all property, real, personal and mixed, and all debts of Proler Merger on whatever account; (iii) all property, rights, privileges, powers and franchises, and all and every other interest of Proler Merger shall be the property of the Surviving Corporation; (iv) all rights of creditors and all liens upon any property of Proler Merger shall be preserved unimpaired, and all debts, liabilities, and duties of Proler Merger shall attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it; and (v) the Merger shall have all such other effects as set forth by the DGCL.

         (f) Proler Steel, the sole stockholder of Proler Merger immediately prior to the Merger, will receive, in the manner set forth in SECTION 4.4, capital stock of the Surviving Corporation in exchange for the capital stock of Proler Merger held by it; and

         (g) The shares of Holding Company held by the Surviving Corporation shall be canceled without payment of any consideration for such cancellation.

         1.2 EFFECTIVE TIME. The Merger shall be effective for all purposes at the time (the "EFFECTIVE TIME") (i) when all conditions precedent to the Merger set forth in SECTIONS 3.1 and

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3.2 have been satisfied and (ii) when the Secretary of Proler International shall have filed this Agreement certified in the manner required by ss.103 of the DGCL, or a Certificate of Merger with respect thereto, with the Secretary of State of the State of Delaware.

                                   ARTICLE II.

              THE CONSTITUENT CORPORATIONS AND THE HOLDING COMPANY

         2.1      PROLER INTERNATIONAL.

         (a) ORGANIZATION. Proler International is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         (b) CAPITALIZATION OF PROLER INTERNATIONAL. Proler International has authorized capital consisting of:

                  (i) 15,000,000 shares of Common Stock, $1.00 per share par value; and

                  (ii) 500,000 shares of preferred stock, $1.00 per share par value, 50,000 shares of which have been designated as Series A Junior Participating Preferred Stock.

         (c) STOCK OPTIONS AND PLANS. Proler International has entered into, adopted, or is otherwise subject to certain agreements and arrangements, including stock grants, options, and rights, and compensation plans and agreements, pursuant to which it is or may be obligated to issue additional shares of its capital stock, including but not limited to the following: (i) the 1988 Stock Option Plan; (ii) the 1994 Non-Employee Director Stock Option Plan; and (iii) the 1993 Incentive Compensation Plan; each of which permits the merger and the transactions contemplated by SECTION 4.3. Copies of all of such agreements and arrangements have been provided to Holding Company.

         (d) RIGHTS AGREEMENT. Pursuant to a Rights Agreement dated as of September 26, 1988, Proler International has issued and outstanding rights to purchase shares of Proler International's Series A Junior Participating Preferred Stock. Each issued and outstanding share of Common Stock of Proler International is entitled to one- third of one right to purchase one-one hundredth of one share of Series A Junior Participating Preferred Stock of Proler International (each one-third of one right referred to herein as an "EXISTING STOCK RIGHT"). As of the date hereof, each Existing Stock Right is represented by the outstanding share of Common Stock in respect of which the Existing Stock Right was issued, cannot be transferred separately from the associated share of Proler International Common Stock, and is automatically transferred upon transfer of the associated share of Proler

                  International Common Stock. A copy of the Rights Agreement has been provided to Holding Company.

         2.2      PROLER MERGER.

         (a) ORGANIZATION. Proler Merger is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         (b) CAPITALIZATION OF PROLER MERGER. Proler Merger has authorized capital consisting of 1,000 shares of Common Stock, $.01 per share par value, 1,000 shares of which have been issued and are outstanding. Proler Merger has no options, warrants, or other rights to purchase or convert any shares of its Common Stock pursuant to which it is obligated to issue or sell additional shares of its Common Stock.

         (c) OWNERSHIP OF CAPITAL STOCK OF PROLER MERGER. All of the issued and outstanding shares of Common Stock of Proler Merger are owned by Proler Steel, a Delaware corporation and wholly-owned direct subsidiary of Holding Company.

         2.3      HOLDING COMPANY

         (a) ORGANIZATION. Holding Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Certificate of Incorporation and Bylaws of Holding Company are, and immediately prior to the Merger will be, identical to the Restated Certificate of Incorporation and Restated Bylaws of Proler International as in effect immediately prior to the Merger, except for such variations as are specifically permitted pursuant to ss.251(g) of the DGCL.

         (b) CAPITALIZATION OF HOLDING COMPANY. Holding Company has authorized capital consisting of:

                  (i) 15,000,000 shares of Common Stock, $1.00 per share par value, 1,000 of which shares are issued and outstanding; and

                  (ii) 500,000 shares of preferred stock, $1.00 per share par value, of which 50,000 shares have been designated as Series A Junior Participating Preferred Stock, and none of which shares of Series A Junior Participating Preferred Stock are issued and outstanding.

                  The Common Stock and the Preferred Stock of Holding Company have the same designations, rights, powers, preferences, and the same qualifications, limitations and restrictions, as the Common Stock and the Preferred Stock of Proler International. Holding Company has no options, warrants, or other rights to purchase or convert any shares of its Common Stock pursuant to which it is obligated to issue or sell additional shares of its Common Stock.

         (c) RIGHTS AGREEMENT. Prior to the Effective Time, Holding Company will adopt a Rights Agreement pursuant to which rights to purchase shares of Holding Company's Series A Junior Participating Preferred Stock may be issued to holders of Holding Company's Common Stock. The substantive terms and provisions of Holding Company's Rights Agreement will be identical to the terms and provisions of Proler International's Rights Agreement.

         (d) OWNERSHIP OF CAPITAL STOCK OF HOLDING COMPANY. All of the issued and outstanding shares of Common Stock of Holding Company are owned by Proler International. No rights to have been issued pursuant to Holding Company's Rights Agreement as of the date hereof.

                                  ARTICLE III.

            CONDITIONS PRECEDENT TO MERGER; TERMINATION OF AGREEMENT

         3.1 ACTION BY DIRECTORS. This Agreement shall be submitted for approval by the respective Boards of Directors of each of Proler Merger and Proler International as required by ss.251(b) of the DGCL, and by the Board of Directors of the Holding Company. As required by ss.251(g) of the DGCL, any approval of the Merger by the Board of Directors of Proler International shall include a determination by the Board of Directors of Proler International that the stockholders of Proler International shall not recognize a gain or loss for United States federal income tax purposes as a result of the Merger.

         3.2 ACTION BY STOCKHOLDERS. This Agreement shall be submitted for approval to the sole stockholder of Proler Merger as required by ss.251(c) of the DGCL. Pursuant to ss.251(g) of the DGCL, this Agreement is not required to be approved by, and shall not be submitted for approval to, the stockholders of Proler International or of Holding Company.

         3.3 FILING OF CERTIFICATE. Upon satisfaction of all conditions precedent set forth in SECTIONS 3.2 and 3.3, the Secretary of Proler International Corp. shall certify this Agreement in the manner required by ss.103 of the DGCL and shall file this Agreement as so certified, or shall file a Certificate of Merger with respect thereto, with the Secretary of State of the State of Delaware.

         3.4 EXPENSES. Proler International shall bear all expenses associated with the consummation of this Merger.

         3.5 TERMINATION. At any time prior to the Effective Time, this Agreement may be terminated and the Merger abandoned by Proler International by appropriate resolution of Proler International's Board of Directors.

                                   ARTICLE IV.

                CONVERSION OF SHARES OF CONSTITUENT CORPORATIONS

         4.1 CONVERSION OF OUTSTANDING SHARES OF COMMON STOCK OF PROLER INTERNATIONAL. At the Effective Time, each share or fraction of a share of Common Stock of Proler International that is outstanding immediately prior to the Effective Time shall, without further act or deed by Proler International or its stockholders, be converted into and exchanged for a share or equal fraction of a share of Common Stock of Holding Company. Shares of Common Stock of Holding Company into which shares of Common Stock of Proler International are so converted shall be represented by stock certificates previously representing shares of Common Stock of Proler International.

         4.2 REDEMPTION OF STOCK RIGHTS OF PROLER INTERNATIONAL; DISTRIBUTION OF STOCK RIGHTS OF HOLDING COMPANY. At the Effective Time, each Existing Stock Right shall be redeemed pursuant to the redemption provisions of Proler International's Rights Agreement. Immediately after the Effective Time, Holding Company shall distribute to holders of record of Holding Company Common Stock immediately after the Effective Time one-third of one right to purchase 1/100th of one share of Series A Junior Participating Preferred Stock of Holding Company (a "SUCCESSOR STOCK RIGHT") for each issued and outstanding share of Holding Company Common Stock. As provided by the Holding Company's Rights Agreement, each Successor Stock Right shall be represented by the outstanding share of Holding Company Common Stock in respect of which the Successor Stock Right was issued, will not be transferrable separately from the associated share of Holding Company Common Stock, and will be automatically transferred upon transfer of the associated share of Holding Company Common Stock.

         4.3 ASSUMPTION OF PROLER INTERNATIONAL OBLIGATIONS TO ISSUE CAPITAL STOCK. Immediately prior to the Effective Time, Proler International was a party to or subject to certain agreements and arrangements, including stock grants, options, and rights, and compensation plans and agreements, pursuant to which parties thereto or beneficiaries thereof acquired, or acquired certain rights to acquire, shares of capital stock of Proler International, including but not limited to: (i) the Proler International Corp. Tax Deferred Savings and Retirement Plan and Trust; (ii) the 1988 Stock Option Plan; and (iii) the 1994 Non-Employee Director Stock Option Plan (all such stock grants, options, rights, and compensation plans and agreements being referred to herein as the "PLANS"). As of the Effective Time, Holding Company shall adopt, assume, and agree to be bound by each and every Plan, and any right to acquire a share or fraction of a share of capital stock of Proler International under any such Plan shall, without further act or deed by Proler International or its stockholders, be converted into a right to acquire a share or equal fraction of a share of capital stock of Holding Company pursuant to such Plan.

         4.4 SURRENDER AND CANCELLATION OF SHARES OF PROLER MERGER. At the Effective Time, each share of Common Stock of Proler Merger that is outstanding immediately prior to
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the Merger shall be converted into a share of Common Stock of the Surviving
Corporation and the certificate(s) evidencing ownership of all outstanding shares of Common Stock of Proler Merger shall be surrendered to the Secretary of the Surviving Corporation in exchange for shares of Common Stock of the Surviving Corporation into which they are converted pursuant to this
SECTION 4.4.

         4.5 SURRENDER AND CANCELLATION OF PROLER INTERNATIONAL'S SHARES IN HOLDING COMPANY. At the Effective Time, Proler International's 1,000 shares of Common Stock of Holding Company owned immediately prior to the Merger shall be canceled without payment of any consideration for such cancellation.

                                   ARTICLE V.

                            OFFICERS AND DIRECTORS OF
                    HOLDING COMPANY AND SURVIVING CORPORATION

         5.1 HOLDING COMPANY. The officers and directors of Proler International holding office immediately prior to the effectiveness of the Merger shall serve in the same capacities as the officers and directors of the Holding Company until the next annual meeting of stockholders of the Holding Company or until their successors shall have been elected and qualified.

         5.2 SURVIVING CORPORATION. The officers and directors of Proler International holding office immediately prior to the effectiveness of the Merger shall serve in the same capacities as officers and directors of the Surviving Corporation until the next annual meeting of stockholders or until their successors have been elected and qualified.

                                   ARTICLE VI.

                     ARTICLES OF INCORPORATION AND BYLAWS OF
                    HOLDING COMPANY AND SURVIVING CORPORATION

         6.1 HOLDING COMPANY. The Certificate of Incorporation and Bylaws of Holding Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of Holding Company following the Merger, provided that the Certificate of Incorporation shall be amended effective as of the Effective Time to change the name of Holding Company to "Proler International Corp."

         6.2 SURVIVING CORPORATION The Restated Certificate of Incorporation and Restated Bylaws of Proler International as in effect immediately prior to the Effective Time shall pursuant to subsection (g) of ss.251 of the DGCL, be the Certificate of Incorporation and Bylaws of the Surviving Corporation following the Merger; PROVIDED, HOWEVER, that (i) Article FOURTH of the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows:
                                       -7-

         "FOURTH. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 1,000 shares of Common Stock, $1.00 par value per share (the "Common Stock").

                  (a) DIVIDEND RIGHTS. Subject to the provisions of law, the holders of the Common Stock shall be entitled to receive dividends at such time and in such amounts as may be determined by the board of directors.

                  (b) VOTING RIGHTS. Except as provided by law and in this Certificate of Incorporation, the holders of the Common Stock shall have one vote for each share on each matter submitted to a vote of the stockholders of the Corporation. Except as otherwise provided by law or by this Certificate of Incorporation, the holders of the Common Stock shall have sole voting power.

                  (c) LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and the preferential amounts to which the holders of any stock ranking prior to the Common Stock in the distribution of assets shall be entitled upon liquidation, the holders of the Common Stock and the holders of any other stock ranking on a parity with the Common Stock in the distribution of assets upon liquidation shall be entitled to share in the remaining assets of the Corporation according to their respective interests."

AND FURTHER PROVIDED, required by subsection (g) of ss.251 of the DGCL, there shall be added a new Article SEVENTEENTH to the Certificate of Incorporation of the Joint Venture Operations, Inc. as follows:

         "SEVENTEENTH. Any act or transaction by or involving the Corporation that requires for its adoption the approval of its stockholders pursuant to the Delaware General Corporation Law or the provisions of this Certificate of Incorporation, shall pursuant to subsection (g) of ss.251 of the Delaware General Corporation Law also require the approval of the stockholders of Proler International Corp. (and any successor by merger) by the same vote as is required pursuant to the Delaware General Corporation Law or the provisions of this Certificate of Incorporation, as the case may be."

                                       -8-

         IN WITNESS WHEREOF, each of Proler Merger, Proler International and Proler Successor, pursuant to the authority granted by their respective Boards of Directors, have caused this Agreement to be executed and attested by their duly appointed officers and their respective corporate seal to be hereunto affixed.

                                        PROLER INTERNATIONAL CORP.

                                        By:/s/ STEVEN F. GILLILAND
                                        Name:  Steven F. Gilliland
                                        Title: President


                                        PROLER MERGER, INC.

                                        By:/s/ STEVEN F. GILLILAND
                                        Name:  Steven F. Gilliland
                                        Title: President


                                        PROLER SUCCESSOR, INC.

                                        By:/s/ STEVEN F. GILLILAND
                                        Name:  Steven F. Gilliland
                                        Title: President

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